Exhibit 3.1

THIRD AMENDMENT
TO
AMENDED AND RESTATED BY-LAWS
OF
MOTORCAR PARTS OF AMERICA, INC.

This Third Amendment to the Amended and Restated By-Laws of Motorcar Parts of America, Inc. (the “Existing By-Laws”) is dated this 26th day of January 2022.

RECITALS

WHEREAS, the Board of Directors (the “Board”) of Motorcar Parts of America, Inc. (the “Company”) determined that it is in the best interests of the Company and stockholders of the Company to adopt and approve this Third Amendment (the “Third Amendment”) to the Existing By-Laws; and

WHEREAS, the Board has adopted and approved the Third Amendment.

NOW, THEREFORE, the Existing By-Laws are hereby amended as follows:

Section 2.1 of Article II of the Existing By-Laws is hereby amended by deleting the phrase “The number of directors constituting the entire Board of Directors shall consist of not less than three (3) nor more than ten (10) directors” in the third sentence thereof and, replacing it with: “The number of directors constituting the entire Board of Directors shall consist of not less than three (3) nor more than eleven (11) directors”.

The undersigned, in her capacity as Secretary of the Company, hereby certifies that the Third Amendment was adopted by the Board at a Meeting of the Board held on January 26, 2022 whereby Selwyn Joffe acted as the Secretary of the Company.

/s/Juliet Stone

	Name:	Juliet Stone
Title:	Vice President, General Counsel
and Secretary
Date:	January 26, 2022